Exhibit 10.38

SUPPLEMENTAL INDENTURE

WHEREAS, Eldorado Resorts LLC, a Nevada limited liability company, and Eldorado Capital Corp., a Nevada corporation (collectively the “Issuers”), and U.S. Bank National Association, as trustee (the “Trustee”), entered into an Indenture dated as of April 20, 2004 (the “Indenture”);

WHEREAS, Section 9.02(a) of the Indenture authorizes the amendment of the Indenture, other than amendments specified in Section 9.02(b) of the Indenture, by the Issuers and the Trustee with the written consent of the holders of at least a majority in aggregate principal amount of the Issuers’ then-outstanding 9% Senior Notes due 2014 (the “Notes”) issued and outstanding under the Indenture;

WHEREAS, the holders of $52,950,000 principal amount (representing a majority in aggregate principal amount) of the Notes have executed a Consent and Waiver of Noteholders dated July 15, 2005 (the “Consent”) which consents to certain amendments to the Indenture, none of which is an amendment specified in Section 9.02(b) of the Indenture;

WHEREAS, the Issuers have provided to the Trustee an Officers’ Certificate required by Section 10.04(1) of the Indenture with respect to this Supplemental Indenture;

WHEREAS, Wolf, Block, Schorr & Solis-Cohen LLP and McDonald Carano Wilson LLP have provided to the Trustee the legal opinions required by Sections 9.09 and 10.04(2) of the Indenture with respect to this Supplemental Indenture; and

WHEREAS, Section 9.03 of the Indenture requires that each amendment to the Indenture be set forth in a supplemental indenture.

NOW, THEREFORE, in consideration of the foregoing, the Issuers and the Trustee hereby agree as follows:

1. Section 1.01 of the Indenture is hereby amended to add the following definitions:

“ES#1” means Eldorado Shreveport #1, LLC, a Nevada limited liability company.

“ES#2” means Eldorado Shreveport #2, LLC, a Nevada limited liability company.

“SGH” means Shreveport Gaming Holdings, Inc., a Delaware corporation.

“Shreveport License Agreement” means any agreement between the Company and Eldorado Shreveport JV which provides for the use by Eldorado Shreveport JV of the “Eldorado Resorts” name and related trademarks and trade dress in connection with the operations conducted at the Shreveport Complex.

“Eldorado Shreveport JV” means Eldorado Casino Shreveport Joint Venture (previously Hollywood Casino Shreveport), a Louisiana general partnership, and its subsidiaries.

“Shreveport Complex” means those certain premises located on or adjacent to the Red River in the City of Shreveport, State of Louisiana, owned by the City of Shreveport of which Eldorado Shreveport JV is the lessee, a pavilion, hotel, parking garages and other facilities located thereon and a riverboat located in a coffer dam thereon.

“Shreveport Management Agreement” means the management agreement, dated as of July 22, 2005, by and between Eldorado Shreveport JV, as owner, and the Company relating to the Company’s management of the Shreveport Complex, as the same may be amended from time to time.

2. The definition of “Permitted Liens” in Section 1.01 of the Indenture is amended to read in its entirety as follows:

“Permitted Liens” means (i) Liens securing the Senior Credit Agreement and Indebtedness of Restricted Subsidiaries that is permitted to be incurred pursuant to Section 4.09 hereof; (ii) liens securing Indebtedness that is pari passu in right of payment with the Notes, provided that the Notes are equally and ratably secured; (iii) Liens securing intercompany Indebtedness permitted by this Indenture in favor of the Issuers or any of their Restricted Subsidiaries; (iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Issuers or any of their Restricted Subsidiaries, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Issuers or any such Restricted Subsidiary; (v) Liens on property, existing at the time of acquisition thereof by the Issuers or any of their Restricted Subsidiaries, provided that such Liens were in existence prior to the contemplation of such acquisition; (vi) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vii) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 4.09(b)(iv) hereof covering only the assets acquired with such Indebtedness; (viii) Liens existing on the date hereof; (ix) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (x) Liens of landlords or of mortgagees of landlords arising by operation of law, provided that the rental payments secured thereby are not yet due and payable; (xi) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, (xii) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries; (xiii) judgment or attachment Liens not giving rise to an Event of Default; (xiv) Liens arising out of the purchase, consignment, shipment or storage of inventory or other goods in the ordinary course of business; (xv) any interest or title of a lessor in property subject to any Capital Lease Obligation or other lease permitted by this Indenture; (xvi) Liens arising from filing Uniform Commercial Code financing statements regarding leases permitted by this Indenture; (xvii) leases or subleases permitted pursuant to Section 4.14 hereof and that are granted to others and that do not interfere in any material respect with the business of the Company or any Restricted Subsidiary; (xviii) any interest or title of a lessor in the property subject to any lease, whether characterized as capitalized or operating other than any such interest or title resulting from or arising out of a default by the Company or any Restricted Subsidiary of its obligations under such lease; (xix) Liens on the Company’s membership interests in ES#1 and ES#2 to secure any Indebtedness of Eldorado Shreveport JV and/or any guarantees of such Indebtedness by ES#1 and ES#2; and (xx) Liens incurred in the ordinary course of business of the Issuers or any of their Restricted Subsidiaries that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Issuers or any such Restricted Subsidiary.

3. The definition of “Unrestricted Subsidiary” in Section 1.01 of the Indenture is amended to read in its entirety as follows:

“Unrestricted Subsidiary” means (i) ES#1, ES#2 and Eldorado Shreveport JV and (ii) any additional Subsidiary, other than Capital, that is designed by the Management Committee as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary (a) has no Indebtedness other than Non-Recourse Debt, (b) is not party to any agreement, contract, arrangement or understanding with the Issuers or any of their Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Issuers or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuers, (c) is a Person with respect to which neither the Issuers nor any of their Restricted Subsidiaries has any direct or indirect obligation (1) to subscribe for additional Equity Interests or (2) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results and (d) is not a guarantor of, and is not otherwise directly or indirectly providing credit support for, any Indebtedness of the Issuers or any of their Restricted Subsidiaries. Any designation by the Management Committee pursuant to clause (ii) of the preceding sentence shall be evidenced to the Trustee by filing with the Trustee a certified copy of the board resolution giving affect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions and was permitted by Section 4.18 hereof. If, at any time, any Unrestricted Subsidiary other than ES#1, ES#2 and Eldorado Shreveport JV would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Issuers as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09 hereof, the Issuers shall be in default of such section).

4. Section 4.05(b) of the Indenture is amended to read in its entirety as follows:

(b) Section 4.05(a) shall not be construed to prohibit (i) the payment of any dividend or other distribution by the Issuers within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the making of any Restricted Investment or the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company (A) in exchange for, or out of the proceeds of, a substantially concurrent capital contribution (other than the conversion of the Member Notes into equity interests of the Company in accordance with the terms thereof) or sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company or its Parent (other than any Disqualified Stock), provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (C) of Section 4.05(a), or (B) to the extent required by the final order of a Gaming Authority; (iii) the defeasance, redemption or repurchase of the Outstanding Notes; (iv) the defeasance, redemption or repurchase of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or a substantially concurrent capital contribution or sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (C) of Section 4.05(a); (v) so long as the Company is treated as a partnership or other pass through entity for United States federal income tax purposes, distributions to equity owners of the Company in an amount not to exceed the Tax Amount for such period; (vi) payment of a fee not to exceed 1.5% of Net Revenues to the Managers pursuant to the Management Agreement as in effect on the date of the Indenture; (vii) Investments in an amount not to exceed $15.0 million in Eldorado Shreveport JV and/or any other Person or Persons primarily engaged in the Gaming Business (including any indirect Investments in Eldorado Shreveport JV, including any Investments in ES#1 and ES#2 and any Investment in SGH that is convertible into a direct interest in Eldorado Shreveport JV), plus, to the extent not included in the Consolidated Net Income of the Issuers, 100% of net cash proceeds received by the Issuers from a distribution by, or from the sale or other liquidation of, any Investment made pursuant to this clause (vii), provided in no event shall amounts permitted to be invested pursuant to this clause (vii) exceed $15.0 million; and (viii) any redemption required pursuant to the provisions of Section 2.11 hereof.

5. Section 4.12 of the Indenture is amended to read in its entirety as follows:

Section 4.12 Limitations on Transactions with Affiliates.

The Issuers shall not, and shall not permit any of their Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property (except Development Property) or assets from, or enter into or make or amend (for the purpose of increasing the obligations of either Issuer or their Restricted Subsidiaries thereunder or decreasing the obligations of any Affiliate thereunder without a commensurate decrease of the obligations of such Issuer or such Restricted Subsidiary thereunder) any contract, agreement, understanding, loan, advance or guaranty with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless (i) such Affiliate Transaction is on terms that are no less favorable to such Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction with an unrelated Person and (ii) such Issuer delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Management Committee set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved unanimously by the Management Committee and (b) with respect to any Affiliate

Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Company of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that (1) any compensation paid to, indemnity provided on behalf of, or employment agreement entered into with, any officer or director of the Issuers or any of their Restricted Subsidiaries in the ordinary course of business, (2) transactions between or among the Issuers and their Restricted Subsidiaries, (3) Restricted Payments, Permitted Investments and other payments and distributions that are permitted by the provisions of Section 4.05 and (4) the Company’s execution, delivery and performance of the Shreveport Management Agreement and the Shreveport License Agreement, in each case, shall not be deemed Affiliate Transactions.

6. This Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Supplemental Indenture.

IN WITNESS WHEREOF, the undersigned have executed this Supplemental Indenture as of the 11th day of August, 2005.

ELDORADO RESORTS LLC

By:	/s/ Donald L. Carano
Name:	Donald L. Carano
Title:	President

By:	/s/ Robert M. Jones
Name:	Robert M. Jones
Title:	Chief Financial Officer

ELDORADO CAPITAL CORP.

By:	/s/ Donald L. Carano
Name:	Donald L. Carano
Title:	President

By:	/s/ Gene Carano
Name:	Gene Carano
Title:	Secretary/Treasurer

U.S. BANK NATIONAL ASSOCIATION as Trustee

By:	/s/ Michael M. Hopkins
Name:	Michael M. Hopkins
Title:	Vice President